NEWS RELEASE

The Hartford Issues Statement

Hartford, Conn., Jan. 11, 2013 – The Hartford announced that Chairman, President and CEO Liam E. McGee underwent successful surgery to remove a small tumor in an easily accessible location on the brain. McGee had shown no symptoms previously and post-surgical tests have confirmed that the tumor was completely removed.

“The good news is that the tumor was identified early and the procedure went well,” said McGee. “I am feeling great, as well as quite fortunate. I have had no side effects from the surgery or the tumor itself. I have been working from home and will be back in the office on Monday, fully performing my normal duties. In an abundance of caution, the doctors and I have agreed on a low-dose chemotherapy and radiation treatment and we expect minimal side effects.”

Thomas A. Renyi, Presiding Director of The Hartford, said, “Liam has kept the Board apprised of the events before and after the surgery. We are delighted that the surgery was a success and are fully supportive of Liam.”

McGee also sent a letter to employees today on this topic.

About The Hartford

With more than 200 years of expertise, The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/TheHartford. Follow us on Twitter at www.twitter.com/TheHartford.

HIG-C

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2011 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 Shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 Sabra.purtill@thehartford.com